Exhibit 6.3

LOAN AND SECURITY MODIFICATION AGREEMENT

(Default Waiver and Amendment)

This Loan and Security Modification Agreement (this “Modification Agreement”) is entered into as of August 2, 2019, by and among Winc, Inc. (f/k/a Club W, Inc.), a Delaware corporation (“Winc”), BWSC, LLC, a California limited liability company (“BWSC”, and together with Winc, individually and collectively, jointly and severally, “Borrower”) and Western Alliance Bank, an Arizona corporation (“Bank”).

1.           DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated October 5, 2015, by and between Borrower and Bank, as may be amended from time to time (the “Loan and Security Agreement”). Capitalized terms used without definition herein shall have the meanings assigned to them in the Loan and Security Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the “Indebtedness” and the Loan and Security Agreement and any and all other documents executed by Borrower in favor of Bank shall be referred to as the “Existing Documents.”

2.           DESCRIPTION OF EXISTING DEFAULTSS. Borrower is currently in default of the Loan and Security Agreement for failing to comply with (i) the covenant set forth in Section 6.8(a) of the Loan and Security Agreement for the periods ended March 31, 2019, and June 30, 2019, and (ii) the covenant set forth in Section 6.8(b) of the Loan and Security Agreement for the periods ended March 31, 2019, April 30, 2019, May 31, 2019 and June 30, 2019 (collectively, the “Existing Defaults”). Borrower has requested that Bank waive its rights and remedies against Borrower, limited specifically to the Existing Defaults. Although Bank is under no obligation to do so, Bank is willing to not exercise its rights and remedies against Borrower related to the specific Existing Defaults on the terms and conditions set forth in this Modification Agreement, so long as Borrower complies with the terms, covenants and conditions set forth in this Modification Agreement.

3.          WAIVER OF COVENANT DEFAULTS. Bank hereby waives Borrower’s Existing Defaults under the Loan and Security Agreement. Bank’s waiver of Borrower’s compliance of these covenants shall apply only to the foregoing periods. Accordingly, hereinafter, Borrower shall be in compliance with these covenants. Bank’s agreement to waive the above-described Existing Defaults (1) in no way shall be deemed an agreement by Bank to waive Borrower’s compliance with the above-described covenants as of all other dates, (2) shall not limit or impair Bank’s right to demand strict performance of these covenants as of all other dates, and (3) shall not limit or impair Bank’s right to demand strict performance of all other covenants as of any date.

4.           APPROVAL OF BUDGET. Bank hereby (a) acknowledges receipt and approval by Bank of the budget most recently delivered to Bank, and (b) agrees that such budget levels shall hereafter apply for purposes of calculating Borrower’s compliance with Section 6.8(b) of the Loan and Security Agreement.

5.           MODIFICATIONS TO LOAN AND SECURITY AGREEMENT.

A.                   Subsection 6.8(a) (Minimum Required EBITDA) of the Loan and Security Agreement is hereby amended and restated in its entirety as follows:

(a)           Minimum Required Quarterly EBITDA. Borrower shall maintain EBITDA, measured on a quarterly basis, for each period set forth below of at least the following:

Period	EBITDA
Quarter ending September 30, 2019	$(2,100,000)
Quarter ending December 31, 2019	$(3,100,000)

B.                    Exhibit D to the Loan and Security Agreement is hereby replaced with Exhibit D hereto.

6.           CONSISTENT CHANGES. The Existing Documents are each hereby amended wherever necessary to reflect the changes described above.

7.           PAYMENT OF DOCUMENTATION EXPENSES. Borrower shall pay to Bank all of Bank’s out- of-pocket expenses incurred in connection with the amendment and modification of the Loan and Security Agreement (the “Documentation Expenses”).

8.           NO DEFENSES OF BORROWER/GENERAL RELEASE. Borrower agrees that, as of this date, it has no defenses against the obligations to pay any amounts under the Indebtedness. Each Borrower (each, a “Releasing Party”) acknowledges that Bank would not enter into this Modification Agreement without Releasing Party’s assurance that it has no claims against Bank or any of Bank’s officers, directors, employees or agents. Except for the obligations arising hereafter under this Modification Agreement, each Releasing Party releases Bank, and each of Bank’s officers, directors and employees from any known or unknown claims that Releasing Party now has against Bank of any nature, including any claims that Releasing Party, its successors, counsel, and advisors may in the future discover they would have now had if they had known facts not now known to them, whether founded in contract, in tort or pursuant to any other theory of liability, including but not limited to any claims arising out of or related to the Agreement or the transactions contemplated thereby. Releasing Party waives the provisions of California Civil Code section 1542, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

The provisions, waivers and releases set forth in this section are binding upon each Releasing Party and its shareholders, agents, employees, assigns and successors in interest. The provisions, waivers and releases of this section shall inure to the benefit of Bank and its agents, employees, officers, directors, assigns and successors in interest. The provisions of this section shall survive payment in full of the Obligations, full performance of all the terms of this Modification Agreement and the Agreement, and/or Bank’s actions to exercise any remedy available under the Agreement or otherwise.

9.           CONTINUING VALIDITY. Borrower understands and agrees that in modifying the existing Indebtedness and waiving the Existing Defaults, Bank is relying upon Borrower’s representations, warranties, and agreements, as set forth in the Existing Documents. Except as expressly modified pursuant to this Modification Agreement, the terms of the Existing Documents remain unchanged and in full force and effect. Bank’s agreement to modifications to the existing Indebtedness and to waive the Existing Defaults pursuant to this Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Modification Agreement. The terms of this paragraph apply not only to this Modification Agreement, but also to any subsequent loan and security modification agreements.

10.         CONDITIONS. The effectiveness of this Modification Agreement is conditioned upon payment of the Documentation Expenses.

11.         NOTICE OF FINAL AGREEMENT. BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THIS WRITTEN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

[SIGNATURE PAGE FOLLOWS.]

9.          COUNTERSIGNATURE.  This Modification Agreement shall become effective only when executed by Bank and Borrower.

BORROWER:		BANK:

WINC, INC.		WESTERN ALLIANCE BANK
an Arizona corporation

By:	/s/ Geoffrey McFarlane	By:	/s/ Elizabeth Quigley

Name:	Geoffrey McFarlane	Name:	Elizabeth Quigley

Title:	CEO	Title:	AVP, Relationship Manager

EXHIBIT D

COMPLIANCE CERTIFICATE

TO:	WESTERN ALLIANCE BANK

FROM:	WINC, INC. and BWSC, LLC

The undersigned authorized officer of WINC, INC. and/or BWSC, LLC hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending                   with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies
A/R & A/P Agings	Monthly within 30 days	Yes	No
Deferred Revenue Report	Monthly within 30 days	Yes	No
Borrowing Base Certificate (part 1 and part 2)	Monthly within 30 days	Yes	No
Monthly financial statements	Monthly within 30 days	Yes	No
Compliance Certificate	Monthly within 30 days	Yes	No
Annual financial statements (CPA Audited)	Annually within 180 days	Yes	No
Annual operating budget, sales projections and operating plans approved by board of directors	Annually no later than 30 days following the beginning of each fiscal year	Yes	No
A/R Audit	Initial and Annual	Yes	No

Deposit balances with Bank $

Deposit balance outside Bank $

Financial Covenants – measured monthly	Required	Actual	Complies
Remaining Months Liquidity (Minimum Unrestricted Cash at Bank) at all times and measured monthly	The greater of $1,000,000 or 6x Operating Burn	$	Yes	No

Minimum Trailing 3 months revenue	≥ 90% of Financial Projections	$ ;	Yes	No
		%
Minimum Quarterly EBITDA (9/30/2019)	($2,100,000)	$	Yes	No
Minimum Quarterly EBITDA (12/31/2019)	($3,100,000)	$	Yes	No

Comments Regarding Exceptions: See Attached.

Sincerely,
WINC, INC., on behalf of all Borrowers

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